As filed with the Securities and Exchange Commission on May 19, 2004. Registration No. 333-____.

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

ZIX CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Texas (State or other jurisdiction of incorporation or organization)	75-2216818 (I.R.S. Employer Identification No.)

Bradley C. Almond
2711 N. Haskell Avenue Suite 2300, LB 36 Dallas, Texas 75204-2960	2711 N. Haskell Avenue Suite 2300, LB 36 Dallas, Texas 75204-2960
(214) 370-2000
(Address, including zip code,	(Name, address, including zip code,
of principal executive offices)	and telephone number, including area
code, of agent for service)

RICHARD SPURR EMPLOYMENT AGREEMENT AND STOCK OPTION AGREEMENT

(Full title of the plan)

Calculation of Registration Fee

			Proposed	Proposed
Title of	Amount		Maximum	Maximum	Amount of
Securities	to be		Offering Price	Aggregate	Registration
to be Registered	Registered(1)		per Share(2)	Offering Price(2)	Fee(2)
Common Stock, $.01 par value	650,000	Shares(3)	$10.80	$7,020,000	$889.44
	3,823	Shares(4)	$13.08	$50,000	$6.34
Total	653,823	Shares			$895.78

(1)	Securities being registered consist of 650,000 shares of Zix Corporation (“ZixCorp”) common stock issuable upon exercise of options and 3,823 shares of restricted ZixCorp common stock. The options and restricted stock have been granted to Richard D. Spurr in connection with his initial employment with ZixCorp and are subject to the terms and conditions of the Employment Agreement, by and between Mr. Spurr and ZixCorp (the “Employment Agreement”) and the Stock Option Agreement executed pursuant thereto (the “Stock Option Agreement”). Applicable provisions of the Zix Corporation 2003 New Employee Stock Option Plan (the “2003 Plan”) are incorporated into the Stock Option Agreement. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of common stock that may be issuable pursuant to the anti-dilution provisions of the Stock Option Agreement and the 2003 Plan.

(2)	Estimated solely for the purpose of calculating the registration fee. The registration fee has been calculated in accordance with Rule 457(h) under the Securities Act on the basis set forth in the Employment Agreement and the Stock Option Agreement, respectively.

(3)	Represents 650,000 shares of common stock subject to the Stock Option Agreement.

(4)	Represents 3,823 shares of restricted common stock subject to the Employment Agreement.

EXPLANATORY NOTE

     This registration statement contains two parts. The first part contains a reoffer prospectus prepared in accordance with Part I of Form S-3 under the Securities Act. Our reoffer prospectus has been prepared pursuant to Instruction C of Form S-8, in accordance with the requirements of Part I of Form S-3, and may be used for reofferings and resales on a continuous or delayed basis in the future of up to an aggregate of 653,823 “control securities” which have been, or may be, issued pursuant to the Employment Agreement or the Stock Option Agreement, respectively. Up to 650,000 shares of common stock may be issued (when and if vested) to Mr. Spurr under the Stock Option Agreement. In addition, the 3,823 shares of common stock issued pursuant to the Employment Agreement are subject to certain forfeiture and resale restrictions as described in the Employment Agreement. The second part contains information required in the registration statement under Part II of Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     The documents containing the information specified by Part I of Form S-8 are not being filed with the Securities and Exchange Commission as permitted by the Note in Part I of Form S-8. This information will be sent or given to Mr. Spurr as specified by Rule 428 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ZIX CORPORATION

653,823 Shares

Common Stock

REOFFER PROSPECTUS

     This reoffer prospectus relates to an offering of up to 653,823 shares of our common stock (the “Shares”), of which 3,823 have been issued to the selling shareholder pursuant to the Richard Spurr Employment Agreement (we refer to it as the “Employment Agreement”) and up to 650,000 shares of our common stock which may be issued (when and if vested) to the selling shareholder under the Richard Spurr 2004 Stock Option Agreement (we refer to it as the “Stock Option Agreement”), which has been executed pursuant to the Employment Agreement. The Shares that have been issued or may be issued to the Selling Shareholder constitute “control securities.” The 3,823 shares of common stock issued pursuant to the Employment Agreement are subject to certain forfeiture and resale restrictions as described in the Employment Agreement.

     The Shares being registered are being offered for the account of the shareholder identified under “Selling Shareholder” on page 11. We will not receive any proceeds from the sale of the Shares offered under this reoffer prospectus. We will, however, receive proceeds from any cash exercises of the options by the Selling Shareholder under the Stock Option Agreement. All proceeds received as a result of the exercise of those options will be used as working capital for our operations.

     The Selling Shareholder and participating brokers and dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in which event any profit on the sale of Shares by the Selling Shareholder and any commission or discounts received by those brokers or dealers may be deemed to be underwriting compensation under the Securities Act.

     The Shares may be offered in transactions on The Nasdaq Stock Market, in negotiated transactions, or through a combination of methods of distribution, at prices relating to the prevailing market prices, at negotiated prices or at fixed prices that may be changed. Please see “Plan of Distribution” on page 12.

     Our common stock is quoted on The Nasdaq Stock Market under the symbol “ZIXI”. On May 12, 2004, the last sale price of our common stock, as reported on Nasdaq, was $8.33 per share.

This investment involves a high degree of risk. You should purchase shares only if you can afford a loss of all or a portion of your investment.

Please see “Risk Factors” beginning on page 1.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR
ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED
OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY
OF THIS REOFFER PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
IS A CRIMINAL OFFENSE.

The date of this reoffer prospectus is May 19, 2004.

You should rely only on the information contained in this reoffer prospectus and not on any unauthorized information or representations. Neither Zix Corporation nor any of its representatives has authorized anyone to provide prospective investors with any information or to represent anything not contained in or incorporated by reference in this reoffer prospectus. Furthermore, no dealer, salesperson or other person is authorized to give any information or to represent anything not contained in or incorporated by reference in this reoffer prospectus. This reoffer prospectus is an offer to sell only the shares offered by this reoffer prospectus, but only under the circumstances and in jurisdictions where it is lawful to do so. The information contained in this reoffer prospectus is current only as of its date, regardless of the time of the delivery of this reoffer prospectus or any sale of these securities.

SUMMARY

     This prospectus has been prepared pursuant to General Instruction C of Form S-8, in accordance with the requirements of Part I of Form S-3 under the Securities Act solely with regard to the resale of the Shares by the Selling Shareholder.

ZIX CORPORATION

     Since January 1999, we have been developing and marketing products and services that bring privacy, security and convenience to Internet users: specifically, e-messaging protection and transaction services. We offer products and services to protect organizations from viruses, spam, and electronic attack, as well as enabling secure electronic communications, such as email encryption and e-prescribing. In late January 2004, we acquired the assets of MyDocOnline, Inc. (we refer to it as “MyDocOnline”), a leading provider of secure Web-based communications, disease management, and laboratory information solutions. We were incorporated in Texas in 1988. Our executive offices are located at 2711 North Haskell Avenue, Suite 2300, LB 36, Dallas, Texas 75204-2960, and our telephone number is (214) 370-2000. Our Web site address is www.zixcorp.com. Information contained on our Web site is not a part of this prospectus. In this prospectus, “we,” “us,” “ZixCorp,” “our” and “Zix” refer to Zix Corporation and its subsidiaries unless the context otherwise requires.

RISK FACTORS

Risks and Uncertainties

     Before investing in our common stock offered by this prospectus, you should carefully consider the following risks and uncertainties, in addition to the other information contained or incorporated by reference in this prospectus. Also, you should be aware that the risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we do not yet know of or that we currently think are immaterial may also impair our business operations. If any of those risks or uncertainties or any of the risks and uncertainties described below actually occur, our business, financial condition, prospects or results of operations could be materially and adversely affected. In that case, the trading price of the common stock offered in this prospectus could decline, and you may lose all or part of your investment.

     We continue to use significant amounts of cash.

     Since 1999, we have been developing and marketing products and services that bring privacy, security and convenience to Internet users, with a particular focus in the healthcare sector. Our businesses operate in emerging markets, and developing these businesses is costly and the market is highly competitive. Emerging market businesses involve risks and uncertainties, and there are no assurances that we will be successful in our efforts. We have experienced significant operating losses in recent years and utilization of cash resources continues at a substantial level. ZixCorp anticipates further losses in 2004.

     Our recent acquisitions of three companies may require us to invest significant resources to make them successful.

     In July 2003, we acquired substantially all of the assets of PocketScript, a provider of electronic prescription solutions for the healthcare industry; in September 2003, we acquired substantially all of the assets of Elron Software, a provider of anti-spam, email content filtering and Web filtering solutions; and in late January 2004, we acquired substantially all of the assets of MyDocOnline, a provider of secure Web-based communications and laboratory information solutions. PocketScript and MyDocOnline are start-up ventures in emerging markets. While Elron has been in business for a number of years, its revenues have declined in recent years. PocketScript, Elron, and MyDocOnline have incurred operating losses in recent years. The ability to increase the companies’ revenues in the near future is largely dependent upon, in Elron’s case, whether our efforts to bring enhanced and new products to market are successful, and in the case of PocketScript and MyDocOnline, whether we are able to develop the market for their products and services. Our challenge is to make these new subsidiaries profitable. To do so may require us to invest significant resources, including significant amounts of cash, and there are no assurances that these subsidiaries will become profitable in the near term.

     The market may not broadly accept our products and services, which would prevent us from operating profitably.

     We must be able to achieve broad market acceptance for our products and services in order to operate profitably. We have not yet been able to do this. To our knowledge, there are currently no secure e-messaging protection and transaction businesses similar to our Zix branded business that currently operate at the scale that we would require, at our current expenditure levels and pricing, to become profitable. As previously noted, PocketScript and MyDocOnline are start-up ventures in emerging markets. There is no assurance that our products and services will become generally accepted or that they will be compatible with any standards that become generally accepted, nor is there any assurance that enough paying users will ultimately be obtained to enable us to operate profitably.

     Competition in our businesses is expected to increase, which could cause our business - including the business of our recently acquired subsidiaries - to fail.

     Our Zix branded solutions are targeted to the secure e-messaging protection and transaction services market. Elron’s product solutions have enabled us to enhance our Zix branded protection management services by adding a new feature set to our anti-virus, anti-spam and email content filtering services while expanding our offering to include URL filtering. Our PocketScript and MyDocOnline businesses are targeted toward the emerging markets for electronic prescriptions and online communication among the healthcare community. As the public’s and governmental authorities’ awareness about the need for privacy and security of electronic communications has increased over the past few years, an increasing number of competitors have entered the market.

     Although there are many large, well-funded participants in the information technology security industry, few currently participate in the secure e-messaging protection and transaction services market in which our Zix branded solutions compete. Most other product-only solutions in this market require extensive increases in overhead to implement and deploy them. In addition, our Zix branded solutions can be made operational in a very short period of time compared to the longer procurement and deployment cycles common with the solutions of many of our competitors. Our service and product offerings are focused on the secure communications market, including secure e-messaging and protection management. Companies that compete with our Zix branded secure e-messaging and protection business include content management and secure delivery companies, such as Authentica, Inc., Certified Mail, Sigaba Corporation and Tumbleweed Communications Corp., and other messaging/spam protection participants such as BrightMail Incorporated, CipherTrust, Inc., ClearSwift Limited, FrontBridge Technologies, Inc., MessageLabs, Postini, Inc., NetIQ Corp. and SurfControl Incorporated.

     Our Zix branded products and Elron products also compete with several product companies that deliver anti-virus solutions that may also contain limited email messaging/spam protection capabilities, including Network Associates, Inc. (McAfee), Sophos, Inc., Symantec Corporation and Trend Micro, Inc. We also compete with companies that offer Web filtering products, such as Secure Computing Corporation, SurfControl Incorporated, Websense, Inc. and NetIQ Corp.

     In addition, we face competition from vendors of Internet server appliances, operating systems, networking hardware, network management solutions and security software, many of which now, or may in the future, develop or bundle secure e-messaging, messaging/spam protection and/or Web filtering capabilities into their products.

     We may face increased competition as these competitors partner with others or develop new product and service offerings to expand the functionality that they can offer to their customers. We believe that the secure e-messaging protection and transaction services market is immature, and, for the most part, unpenetrated, unlike many segments of the information technology security industry — which are saturated. We have spent several years on infrastructure development and product development. Our competitors may, over time, develop new technologies that are perceived as being more secure, effective or cost efficient than our own. If we are not successful in exploiting the technology advantage we believe we currently hold, these competitors could successfully garner a significant share of the market, to the exclusion of our company. Furthermore, increased competition could result in pricing pressures, reduced margins or the failure of our business to achieve or maintain market acceptance, any of which could harm our business.

     Our PocketScript electronic prescription management services allow health care payors to effectively deliver drug information to physicians at the point of care, enabling providers to work more effectively within established formularies. Our PocketScript services, targeted to the e-prescription marketplace, are expected to grow as more physicians are leveraging technology in delivering healthcare services, coupled with the fact that the number of prescriptions written annually in the United States continues to increase. Participants in the e-prescribing space include AllScripts Healthcare Solutions, Ramp Corporation, Dr. First, Inc. and iScribe (a division of AdvancePCS).

     Our recently acquired MyDocOnline business offers a variety of Internet-based healthcare services. MyDocOnline Connect is a subscription-based Web service that allows patients and physicians to securely communicate online. Connect helps patients become more active, informed participants in their own health. Communication features offered by the service cover the spectrum of patient needs, and include: online doctor visits, administrative questions, appointment requests, billing questions, prescription requests, and referral requests. The service also offers a host of educational, interactive content features that deliver condition-specific health information to patients. Connect competitors include Medem, Inc., RelayHealth Corporation and MedFusion, Inc. with respect to the communication features, and WebMD Corporation with respect to the content resources. We believe that Connect offers superior services in the online doctor visit arena with the comprehensiveness of the templates; its ability to intelligently evaluate symptoms, interface with electronic medical records, control template availability at a granular level, and enable patients to include their health history; and its compatibility with the vast number of business/financial arrangements that exist in the healthcare industry. Nevertheless, we expect to face increasing competition in this arena and our competitors may develop products and services that are perceived to be better than ours.

     Dr. Chart, also a Web-based communication tool, connects healthcare providers and laboratories by allowing doctors to initiate lab orders, check medical necessity compliance and view results rapidly and accurately using a secure Internet connection. Dr. Chart also automatically integrates patient information, customizes requisition formats for individual practices, automatically prints specimen labels, automatically checks Medicare compliance and provides an up-front Advanced Beneficiary Notification (ABN) at point of order and allows labs to enhance reporting with historical analyses, trending, and graphing. Dr. Chart seamlessly integrates into labs’ current systems and is fully customizable. Competitors include: 4Medica, Inc., Cerner Corporation and Misys plc. All of the competitors offer the same basic services that Dr. Chart offers, although we believe that Dr. Chart is superior to services offered by its competitors because of the flexibility of the product, expertise in interfacing to other systems, and duration and breadth of experience delivering Internet-based orders and solutions to labs nationwide. Nevertheless, we expect to face increasing competition in this arena and our competitors may develop products and services that are perceived to be better than ours.

     Our inability to successfully and timely develop and introduce new e-messaging protection and transaction products and related services and to implement technological changes could harm our business.

     The emerging nature of the secure e-messaging protection and transaction services business and its rapid evolution, require us continually to develop and introduce new products and services and to improve the performance, features and reliability of our existing products and services, particularly in response to competitive offerings. Our Elron business, while having a significant customer base and meaningful revenues, has not been profitable in recent years under its prior ownership.

     We also have under development new feature sets for our current Zix branded product line and service offerings and are considering new secure e-messaging products and services. By adding Elron’s product line to our current service offerings, we will be able to accelerate the development time we would have otherwise needed to build additional feature sets into our Zix branded product and service offerings. The success of new or enhanced products and services depends on several factors — primarily, market acceptance. We may not succeed in developing and marketing new or enhanced products and services that respond to competitive and technological developments and changing customer needs. This could harm our business.

     If the market for secure e-messaging protection and transaction services does not continue to grow, demand for our products and services will be adversely affected.

     The market for secure electronic communications is a developing market. Continued growth of the secure e-messaging protection and transaction services market will depend to a large extent on the market recognizing the need for secure electronic communications, such as email encryption and e-prescribing. Failure of this market to grow would harm our business.

     If health care providers fail to adopt the PocketScript and MyDocOnline Care Delivery Solutions, we will fail to achieve the critical mass of physicians and patients to build a successful business.

     Our PocketScript electronic prescription management services and our MyDocOnline services are targeted to the emerging market for providing secure communications among health care providers to deliver information in an efficient, economical manner. These are emerging markets, and the success of our PocketScript and MyDocOnline services is dependent, in large measure, on physicians and other health care providers changing the manner in which they conduct their medical practices by beginning to use secure wireless and Internet communications channels to communicate with their patients, medical laboratories, payors, drug formularies, and others. Our challenge is to make these new businesses profitable. To do so may require us to invest significant resources, including significant amounts of cash, and there are no assurances that these businesses will become profitable in the near term.

     Capacity limits on our technology and network hardware and software may be difficult to project, and we may not be able to expand and upgrade our systems to meet increased use, which would result in reduced revenues.

     While we have ample through-put capacity to handle our customers’ requirements for the medium term, at some point we may be required to expand and upgrade our technology and network hardware and software. We may not be able to accurately project the rate of increase in usage on our network, particularly since we have significantly expanded our potential customer base by our recent acquisition of PocketScript and MyDocOnline, whose service offerings will be supported by our ZixSecure Center, once we transition the data center operations of PocketScript and MyDocOnline to this facility. In addition, we may not be able to expand and upgrade, in a timely manner, our systems and network hardware and software capabilities to accommodate increased traffic on our network. If we do not timely and appropriately expand and upgrade our systems and network hardware and software, we may lose customers and revenues.

     Security interruptions to our data centers could disrupt our business, and any security breaches could expose us to liability and negatively impact customer demand for our products and services.

     Our business depends on the uninterrupted operation of our data centers — currently, our ZixSecure Center located in Dallas, Texas; the Austin, Texas data centers used for fail-over and staging of new customers of our Zix branded services; the Dallas, Texas co-location facility that supports the operations of our recently acquired MyDocOnline business; and the data center that supports the PocketScript operations. We must protect these centers from loss, damage or interruption caused by fire, power loss, telecommunications failure or other events beyond our control. Any damage or failure that causes interruptions in our data centers operations could materially harm our business, financial condition and results of operations.

     In addition, our ability to issue digitally-signed certified time-stamps and public encryption codes in connection with our Zix branded products and services and to support PocketScript’s e-prescribing services and MyDocOnline’s services depends on the efficient operation of the Internet connections between customers and our data centers. We depend on Internet service providers efficiently operating these connections. These providers have experienced periodic operational problems or outages in the past. Any of these problems or outages could adversely affect customer satisfaction.

     Furthermore, it is critical that our facilities and infrastructure remain secure and the market perceives them to be secure. Despite our implementation of network security measures, our infrastructure may be vulnerable to physical break-ins, computer viruses, attacks by hackers and similar disruptions from unauthorized tampering with our computer systems. In addition, we are vulnerable to coordinated attempts to overload our systems with data, resulting in denial or reduction of service to some or all of our users for a period of time. We do not carry insurance to compensate us for losses that may occur as a result of any of these events; therefore, it is possible that we may have to use additional resources to address these problems.

     Secure messages sent through our ZixPort™ and ZixMessage Center messaging portals, in connection with the operation of our secure e-messaging protection and transaction services, will reside, for a user-specified period of time, in our secure data center network; individual prescription histories transmitted through our PocketScript system will reside in our secure data center network; and the personal health care information transmitted through our MyDocOnline system will reside in our secure data center network. Any physical or electronic break-ins or other security breaches or compromises of this information could expose us to significant liability, and customers could be reluctant to use our Internet-related products and services.

     We may have to defend our rights in intellectual property that we use in our products and services, which could be disruptive and expensive to our business.

     We may have to defend our intellectual property rights or defend against claims that we are infringing the rights of others. Intellectual property litigation and controversies are disruptive and expensive. Infringement claims could require us to develop non-infringing products or enter into royalty or licensing arrangements. Royalty or licensing arrangements, if required, may not be obtainable on terms acceptable to us. Our business could be significantly harmed if we are not able to develop or license the necessary technology. Furthermore, it is possible that others may independently develop substantially equivalent intellectual property, thus enabling them to effectively compete against us.

     Defects or errors could affect the performance of our products and services.

     We subject our Zix branded products and services to quality assurance testing prior to product release. There is no assurance that the quality and assurance testing previously conducted by the businesses we recently acquired on their current products and services conform to our standards for quality assurance testing. Regardless of the level of quality assurance testing, any of our products and services could contain undetected defects or errors. This could result in loss of or delay in revenues, failure to achieve market acceptance, diversion of development resources, injury to our reputation, litigation claims, increased insurance costs or increased service and warranty costs. Any of these could prevent us from implementing our business model and achieving the revenues we need to operate profitably.

     Public key cryptography technology is subject to risks.

     Our Zix branded products and services, the PocketScript e-prescription service and the MyDocOnline businesses employ, and future products and services may employ, public key cryptography technology. With public key cryptography technology, a public key and a private key are used to encrypt and decrypt messages. The security afforded by this technology depends, in large measure, on the integrity of the private key, which is dependent, in part, on the application of certain mathematical principles. The integrity of the private key is predicated on the assumption that it is difficult to mathematically derive the private key from the related public key. Should methods be developed that make it easier to derive the private key, the security of encryption products using public key cryptography technology would be reduced or eliminated and such products could become unmarketable. This could require us to make significant changes to our products, which could damage our reputation and otherwise hurt our business. Moreover, there have been public reports of the successful decryption of certain encrypted messages. This, or related, publicity could adversely affect public perception of the security afforded by public key cryptography technology, which could harm our business.

     We depend on key personnel.

     We depend on the performance of our senior management team — including our chairman and chief executive officer, John A. Ryan; our president and chief operating officer, Richard Spurr and their direct reports and other key employees, particularly highly skilled technical personnel. Our success depends on our ability to attract, retain and motivate these individuals. There are no binding agreements with any of our employees which prevent them from leaving our company at any time. There is competition for these personnel. In addition, we do not maintain key person life insurance on any of our personnel. The loss of the services of any of our key employees or our failure to attract, retain and motivate key employees could harm our business.

     We could be affected by government regulation.

     Exports of software products using encryption technology, such as our Zix branded products and services, are generally restricted by the U.S. government. Although we have obtained U.S. government approval to export our products to almost all countries in the world, the list of countries to which our products cannot be exported could be revised in the future. Furthermore, some foreign countries impose restrictions on the use of encryption products, such as our products. Failure to obtain the required governmental approvals would preclude the sale or use of our products in international markets.

     Furthermore, boards of pharmacy in the various states in which our PocketScript and MyDocOnline businesses operate regulate the process by which physicians write prescriptions. While regulations in the states in which these businesses currently generally operate permit the electronic writing of prescriptions, such regulations could be revised in the future. Moreover, regulations in states in which these businesses do not currently operate may not be as favorable and may impede our ability to develop business in these states. Furthermore, future state or federal regulation could mandate standards for the electronic writing of prescriptions or for the secure electronic transmittal of personal health information through the Internet that our technology and systems do not comply with, which would require us to modify our technology and systems.

     Our stock price may be volatile.

     The market price of our common stock has fluctuated significantly in the past and is likely to fluctuate in the future. Our stock price may decrease as a result of the dilutive effect caused by the additional number of shares that may become available in the market due to the issuances of our common stock in connection with the capital funding and acquisition transactions we completed over the last year. As of April 15, 2004, there was a short position in our common stock of 8,255,555 shares.

     Our directors and executive officers own a substantial percentage of our securities. Their ownership could allow them to exercise significant control over corporate decisions and to implement corporate acts that are not in the best interests of our shareholders as a group.

     Our directors and executive officers beneficially own shares of our securities that represent approximately 17.6% of the combined voting power eligible to vote on matters brought before our shareholders, including securities and associated warrants beneficially owned by Antonio R. Sanchez, Jr., a former director and father of a current director (Antonio R. Sanchez III), and current beneficial owner of approximately 8.7% of our outstanding common stock, and John A. Ryan, our chairman and chief executive officer. Therefore, our directors and executive officers, if they acted together, could exert substantial influence over matters requiring approval by our shareholders. These matters would include the election of directors. This concentration of ownership and voting power may discourage or prevent someone from acquiring our business.

     A private investor owns a large percentage of our outstanding stock and could significantly influence the outcome of actions.

     George W. Haywood, a private investor, beneficially owns approximately 16.0% of our outstanding common stock. Therefore, Mr. Haywood could exert substantial influence over all matters requiring approval by our shareholders, including the election of directors. Mr. Haywood’s interests may not be aligned with the interests of our other shareholders. This concentration of ownership and voting power may discourage or prevent someone from acquiring our business.

     Further issuances of equity securities may be dilutive to current shareholders.

     At some point in the future we may determine to seek additional capital funding or to acquire additional businesses. These events could involve the issuance of one or more types of equity securities, including convertible debt, common or convertible preferred stock and warrants to acquire common or preferred stock. Such equity securities could be issued at or below the then-prevailing market price for our common stock. In addition, we incentivize employees and attract new employees by issuing options to purchase our shares of common stock. Therefore, the interest of our existing shareholders could be diluted by future stock option grants to employees and any equity securities issued in capital funding financings or business acquisitions.

     We may have liability for indemnification claims arising from the sale of our previous businesses in 1998 and 1997.

     We disposed of our previous operating businesses in 1998 and 1997. In selling those businesses, we agreed to provide customary indemnification to the purchasers of those businesses for breaches of representations and warranties, covenants and other specified matters. Although we believe that we have adequately provided for future costs associated with these indemnification obligations, indemnifiable claims could exceed our estimates.

     We may encounter other unanticipated risks and uncertainties in the markets we serve or in developing new products and services, and we cannot assure you that we will be successful in responding to any unanticipated risks or uncertainties.

     There are no assurances that we will be successful or that we will not encounter other, and even unanticipated, risks. We discuss other operating, financial or legal risks or uncertainties in our periodic filings with the SEC. We are, of course, also subject to general economic risks.

NOTE ON FORWARD-LOOKING STATEMENTS AND RISK FACTORS

     This document contains “forward-looking statements” within the meaning of Section 27A of the Act and Section 21E of the Exchange Act. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including: any projections of future business, market share, earnings, revenues or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new products, services or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “will,” “predict,” “plan,” “should,” “goal,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate” and other similar words. Such forward-looking statements may be contained in the “Risk Factors” section above, among other places.

     Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed in this document. We do not intend, and undertake no obligation, to update any forward-looking statement.

DOCUMENTS INCORPORATED BY REFERENCE

     We furnish our shareholders with annual reports containing audited financial statements and other appropriate reports. We also file annual, quarterly and special reports, proxy statements and other information with the SEC. Instead of repeating information that we have already filed with the SEC, we are allowed to “incorporate by reference” in this prospectus information contained in those documents we have filed with the SEC. These documents are considered to be part of this prospectus.

     We incorporate by reference in this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the Selling Shareholder sells all of the Shares offered by this prospectus:

     • our Annual Report on Form 10-K, including audited financial statements, for our fiscal year ended December 31, 2003;

     • our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004;

     • our Current Reports on Form 8-K dated February 10, 2004 and April 7, 2004, and our Current Reports on Form 8-K/A dated April 14, 2004 and May 6, 2004; and

     • the description of our common stock contained in our Registration Statement on Form 8-A, dated September 25, 1989, including any amendment or report filed for the purpose of updating such description.

     Any documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, will also be considered to be part of this prospectus and will automatically update and supersede the information contained in this prospectus.

     At your request, we will provide you, without charge, a copy of any of the documents we have incorporated by reference into this prospectus but not delivered with the prospectus (other than exhibits to such documents, unless those exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). If you want more information, write or call:

Bradley C. Almond
Vice President and Chief Financial Officer
Zix Corporation
2711 North Haskell Avenue
Suite 2300, LB 36
Dallas, Texas 75204-2960
Telephone: (214) 370-2000

WHERE YOU CAN GET MORE INFORMATION

     We are delivering this reoffer prospectus to you in accordance with the U.S. securities laws. We have filed a registration statement with the SEC to register the common stock that the selling shareholder is offering to you. This reoffer prospectus is part of that registration statement. As allowed by the SEC’s rules, this reoffer prospectus does not contain all of the information that is included in the registration statement.

     You may obtain a copy of the registration statement, or a copy of any other filing we have made with the SEC, directly from the SEC. You may either:

     • read and copy any materials we have filed with the SEC at the SEC’s Public Reference Room maintained at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following regional offices: 233 Broadway, New York, New York 10279; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; or

     • visit the SEC’s Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically.

     You can obtain more information about the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330.

DETERMINATION OF OFFERING PRICE

     The Selling Shareholder may sell the Shares from time to time on the Nasdaq National Market, or otherwise, at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions. See “Selling Shareholder” and “Plan of Distribution.”

SELLING SHAREHOLDER

     Of the Shares being offered, 3,823 have been issued to the Selling Shareholder in connection with the Employment Agreement, and the remaining 650,000 shares of common stock being offered are issuable (when and if vested) to the Selling Shareholder pursuant to the Stock Option Agreement.

     The table below sets forth information with respect to the beneficial ownership of our common stock by the Selling Shareholder immediately prior to the offering and as adjusted to reflect the sale of Shares pursuant to the offering. The table assumes that the Selling Shareholder sells all of the Shares offered by the Selling Shareholder in the offering. We are unable, however, to determine the exact number of shares that will actually be sold or when or if these sales will occur. All information with respect to the beneficial ownership has been furnished by the Selling Shareholder. All of the 650,000 shares issuable (when and if vested) to the Selling Shareholder pursuant to the Stock Option Agreement have been reserved for issuance by us to the Selling Shareholder upon the exercise of the options.

     Effective January 20, 2004, the Selling Shareholder became our president and chief operating officer.

     The Selling Shareholder’s beneficial ownership after the offering is less than 1% of our common stock. Beneficial ownership after the offering assumes that all the shares that may be offered are sold.

	Beneficial Ownership			Beneficial Ownership
	Prior to Offering			After Offering
Name	Number of Shares	Shares to be Sold		Number of Shares
Richard D. Spurr	166,323 (1)	653,823	(2)	0

(1) As of the date of this reoffer prospectus, 162,500 of the options to purchase the 650,000 shares of our common stock subject to the Stock Option Agreement are exercisable within 60 days. Therefore, these shares are included in the calculation of beneficial ownership.

(2) The 650,000 shares of our common stock subject to the Stock Option Agreement are being registered pursuant to the registration statement in which this reoffer prospectus is incorporated and are therefore included in this reoffer prospectus as shares to be sold.

PLAN OF DISTRIBUTION

     The sale of Shares offered in this reoffer prospectus by the Selling Shareholder may be effected from time-to-time directly, or by one or more broker-dealers or agents, in one or more transactions on The Nasdaq Stock Market or other exchanges on which our common stock may be listed for trading, in negotiated transactions, or through a combination of such methods of distribution, at prices related to prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The Selling Shareholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. There is no assurance that the Selling Shareholder will offer for sale or sell any or all of the Shares registered pursuant to this prospectus.

     This reoffer prospectus also may be used, with our consent, by donees of the Shares under circumstances requiring or making desirable its use. To the extent required, we will file, during any period in which offers or sales are being made, one or more supplements to this reoffer prospectus to set forth the names of donees of the Selling Shareholder and any other material information with respect to the plan of distribution not previously disclosed.

     In the event one or more broker-dealers or agents agree to sell the Shares, they may do so by purchasing the Shares as principals or by selling the Shares as agents for the Selling Shareholder. Any broker-dealer that does this may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholder or the purchasers of the Shares for which the broker-dealer may act as agent or to whom they sell as principal, or both, which compensation as to a particular broker-dealer may be in excess of customary compensation. To our knowledge, the Selling Shareholder has not entered into any agreement, arrangement or understanding with any particular broker-dealer or market maker with respect to the Shares offered hereby, nor do we know the identity of any brokers or market makers that will participate in the offering. In managing the Selling Shareholder’s investment in us, the Selling Shareholder could employ various methods involving loans or pledges of the Shares covered by this reoffer prospectus.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may not simultaneously engage in market-making activities with respect to our common stock for the applicable period under Regulation M of the Exchange Act prior to the commencement of the distribution. In addition, the Selling Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may limit the timing of purchases and sales of the Shares by the Selling Shareholder. All of the foregoing may affect the marketability of the Shares.

     In order to comply with some states’ securities laws, if applicable, our common stock will be sold in jurisdictions only through registered or licensed brokers or dealers. In some states, our common stock may not be sold unless it has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. We will pay substantially all of the expenses incident to this offering of the Shares by the Selling Shareholder to the public other than commissions, concessions and discounts of brokers, dealers or other agents.

USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the Shares by the Selling Shareholder, rather, the Selling Shareholder will receive those proceeds directly. We will, however, receive proceeds from any cash exercises of the options by the Selling Shareholder under the Stock Option Agreement. All proceeds received as a result of the exercise of those options will be used as working capital for our operations.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted by the Texas Business Corporation Act, our Restated Articles of Incorporation provide that our directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or to our shareholders;

•	any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law;

•	any transaction from which the director derived any improper personal benefit;

•	any act or omission where the liability of the director is expressly provided by statute; or

•	any act related to an unlawful stock repurchase or payment of a dividend.

     In addition, our Restated Articles of Incorporation and Restated Bylaws include provisions permitted by the Texas Business Corporation Act whereby our directors, officers, employees, and agents generally are to be indemnified against certain liabilities to the fullest extent authorized by the Texas Business Corporation Act. Furthermore, the employment agreements between us and John A. Ryan (our chairman and chief executive officer) and Richard Spurr (our president and chief operating officer), dated November 14, 2001 and January 20, 2004, respectively, provide Messrs. Ryan and Spurr with a contractual right to indemnification as an officer and/or director as set forth in Article VII of our Restated Bylaws, dated September 14, 1999. We maintain insurance on behalf of our directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

LEGAL MATTERS

     The validity of the stock offered hereby will be passed upon for us by Ronald A. Woessner, our Senior Vice President, General Counsel and Secretary. Mr. Woessner beneficially owns 64,207 shares of our common stock (including shares covered by employee stock options that are currently exercisable or that become exercisable within 60 days) and holds employee stock options to purchase our common stock.

EXPERTS

     The consolidated financial statements appearing in the Annual Report on Form 10-K for our fiscal year ended December 31, 2003, referred to above under the heading “Documents Incorporated by Reference” have been audited by Ernst & Young LLP, our independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of MyDocOnline, Inc. incorporated in this Prospectus by reference to the Current Report on Form 8-K/A Amendment 1 dated April 14, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

     The following documents are hereby incorporated herein by reference:

     (a) The registrant’s Annual Report on Form 10-K, including audited financial statements, for the fiscal year ended December 31, 2003;

     (b) The registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004;

     (c) The registrant’s Current Reports on Form 8-K dated February 10, 2004 and April 7, 2004; and the registrant’s Current Reports on Form 8-K/A dated April 14, 2004 and May 6, 2004;

     (d) The description of the registrant’s common stock contained in its registration statement on Form 8-A, filed with the Securities and Exchange Commission on September 25, 1989, including any amendment or report filed for the purpose of updating such description.

     In addition, all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     The validity of the common stock offered hereby has been passed upon for the registrant by Ronald A. Woessner, Senior Vice President, General Counsel and Secretary of the registrant. Mr. Woessner beneficially owns 64,207 shares of common stock (including shares covered by employee stock options that are currently exercisable or that become exercisable within 60 days) and holds employee stock options to purchase common stock of the registrant.

Item 6. Indemnification of Directors and Officers.

     As permitted by the Texas Business Corporation Act, the registrant’s Restated Articles of Incorporation provide that directors of the registrant shall not be personally liable to the registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the registrant or its shareholders, (ii) any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) any transaction from which the director derived any improper personal benefit, (iv) any act or omission where the liability of the director is expressly provided by statute, or (v) any act related to an unlawful stock repurchase or payment of a dividend. In addition, the registrant’s Restated Articles of Incorporation and Restated Bylaws include certain provisions permitted by the Texas Business Corporation Act whereby directors, officers, employees, and agents of the registrant generally are to be indemnified against certain liabilities to the fullest extent authorized by the Texas Business Corporation Act. Furthermore, the employment agreements between the registrant and John A. Ryan (the registrant’s chairman and chief executive officer) and Richard Spurr (the registrant’s president and chief operating officer), dated November 14, 2001 and January 20, 2004, respectively, provide Messrs. Ryan and Spurr with a contractual right to indemnification as an officer and/or director of the registrant as set forth in Article VII of the registrant’s Restated Bylaws, dated September 14, 1999. The registrant maintains insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     The Exhibits to this registration statement are listed in the Index to Exhibits on page II-6 of this registration statement, which Index is incorporated herein by reference.

Item 9. Undertakings.

     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on May 19, 2004.

ZIX CORPORATION
By:	/s/ Bradley C. Almond
Bradley C. Almond
Vice President, Finance and Administration, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

     Know all those by these presents that each person whose signature appears below constitutes and appoints each of Bradley C. Almond and John A. Ryan, or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, in connection with the registration statement on Form S-8 of Zix Corporation under the Securities Act of 1933, as amended, including, without limitation of the generality of the foregoing, to sign the registration statement in the name and on behalf of Zix Corporation, or on behalf of the undersigned as a director or officer of Zix Corporation, and any and all amendments or supplements to the registration statement, including any and all stickers and post-effective amendments to the registration statement, and to sign any and all additional registration statements relating to the same offering of securities as the registration statement that are filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 19, 2004.

Signature	Title
/s/ John A. Ryan John A. Ryan	Chairman, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Bradley C. Almond Bradley C. Almond	Vice President, Finance and Administration, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

/s/ Michael E. Keane Michael E. Keane	Director

/s/ James S. Marston James S. Marston	Director

/s/ Antonio R. Sanchez III Antonio R. Sanchez III	Director

/s/ Dr. Ben G. Streetman Dr. Ben G. Streetman	Director

INDEX TO EXHIBITS

Exhibit
Number	Description
4.1	Specimen certificate for common stock of Zix Corporation. Filed as Exhibit 4.1 to Zix Corporation’s Annual Report on Form 10-K for the year ended December 31, 1999, and incorporated herein by reference.

5.1*	Opinion of Ronald A. Woessner as to the validity of the securities being registered.

10.1	Employment Agreement, dated January 20, 2004, between Zix Corporation and Richard Spurr. Filed as Exhibit 10.14 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2003, and incorporated herein by reference.

10.2	Stock Option Agreement, dated February 24, 2004, between Zix Corporation and Richard Spurr. Filed as Exhibit 10.15 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2003, and incorporated herein by reference.

10.3	Zix Corporation 2003 New Employee Stock Option Plan, dated October 1, 2003. Filed as Exhibit 10.9 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2003, and incorporated herein by reference.

23.1	Consent of Ronald A. Woessner (included in his opinion filed as Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP.

23.3*	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included in Part II of this registration statement).

*Filed electronically herewith.